Exhibit 10.9

TILE SHOP HOLDINGS, INC.

14000 Carlson Parkway

Plymouth, Minnesota 55441

June 24, 2012

Leigh Behrman

14000 Carlson Parkway

Plymouth, Minnesota 55441

Dear Leigh:

We are delighted to offer you a position at Tile Shop Holdings, Inc. (the “Company”). This letter serves to confirm the terms of our offer of employment:

Position:	Vice President−Human Resources and Compliance

Start date:	The closing date of the Company’s contribution and merger transactions with JWC Acquisition Corp. If the closing of such transactions does not occur for any reason, then this offer will be null and void, you will not become an employee of the Company, and you will continue as an employee of The Tile Shop, LLC, on the terms and conditions as in effect immediately prior to the execution of this letter.

Status:	Full-time, Regular

Reporting to:	Bob Rucker

Compensation:

Base salary (annualized) of $119,000, which is $4,958.33 semi-monthly, paid in accordance with the Company’s normal payroll procedures.

You should note that the Company may modify salaries and benefits from time to time as its Board of Directors or the Compensation Committee thereof deems necessary or appropriate, and all forms of compensation which are referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes.

Bonus:	You will be eligible for an annual management bonus consistent with your position and bonus plans for the rest of the management team, subject to approval of the Compensation Committee of the Board of Directors.

Benefits:	You will be eligible to receive the Company’s standard benefit package for employees of your level.

Responsibilities:	The Chief Executive Officer will outline your specific duties, responsibilities, and performance expectations.

Stock Options:	Subject to approval by the Company’s Board of Directors, you will be granted options to purchase 110,000 shares of the Company’s common stock. The exercise price of the options will be the fair market value of the Company’s common stock as of the date of grant. These options will vest in accordance with, and will otherwise be subject to, the terms of the Company’s 2012 Equity Award Plan (the “Plan”) and your Incentive Stock Option Agreement entered into pursuant thereto.

Change of Control:

In the event of Change of Control of the Company (as defined in the Plan), if you are (a) not offered employment or continued employment by the Successor Entity (as defined in the Plan) upon consummation of such Change of Control, or (b) if prior to the first anniversary of such Change of Control, (i) you are discharged by the Successor Entity other than for Cause (as defined in the Plan) or (ii) you resign from your employment with the Successor Entity as a result of a Constructive Termination (as defined below), all of your unvested stock options will vest and become exercisable immediately prior to such Change of Control or cessation of employment, as applicable.

“Constructive Termination” will occur if you resign from your employment with the Successor Entity within thirty (30) days following (i) a material reduction in your annual base salary or job responsibility or (ii) the relocation of your principal office location to a facility or location located more than fifty (50) miles from your principal office location on the date of the Change of Control.

Severance:	If you are terminated without Severance Cause (as defined below) or resign for Good Reason (as defined below), you will be entitled to receive an amount equal to (i) your then current base salary for a six-month period commencing with the effective date of your termination of employment with the Company (the “Severance Period”) and (ii) an amount equal to six (6) times the monthly amount that the Company paid for your participation in the Company’s health insurance plan during the month immediately preceding the your termination date. The foregoing amounts will be payable pro rata over the Severance Period in accordance with the Company’s normal payroll practices; provided, however, that the Company will not make any severance payments unless and until (x) you execute and deliver to the Company a general release in substantially the form of Exhibit A attached hereto (the “Release”), (y) such Release is executed and delivered to the Company within twenty-one (21) days after your termination date and (z) all time periods for revoking the Release have lapsed. If you are terminated during the month of December of any calendar year and are owed severance hereunder, no severance payments will be made prior to January 1st of the next calendar year and any amount that would have otherwise been payable to you in December of the preceding calendar year will be paid to you on the first date in January on which you would otherwise be entitled to any payment. Following your termination date, all benefits offered by the Company, including health insurance benefits, will cease. From and after such date, you may elect to continue your participation in the Company’s health insurance benefits at your expense pursuant to COBRA by notifying the Company in the time specified in the COBRA notice you will be provided and paying the monthly premium yourself. Notwithstanding the above, if you are a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then any amounts payable to you during the first six (6) months and one day following the date of termination that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code (as determined by the Company in its sole discretion) will not be paid to you until the date that is six (6) months and one day following such termination to the extent necessary to avoid adverse tax consequences under Section 409A of the Code.

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“Severance Cause” will mean (i) willful misconduct in connection with your employment or willful failure to perform your responsibilities in the best interests of the Company, as determined by the Company’s Board of Directors; (ii) conviction of, or plea of nolo contendre or guilty to, a felony other than an act involving a traffic related infraction; (iii) any act of fraud, theft, embezzlement or other material dishonesty by you which harmed the Company; (iv) intentional violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company; or (v) repeated failure to perform your duties and obligations of your position with the Company which failure is not cured within thirty (30) days after notice of such failure from the Company’s Board of Directors to you.

“Good Reason” for your resignation will exist if you resign from your employment with the Company as a result of (i) a material reduction in your annual base salary or job responsibility or (ii) the relocation of your principal office location to a facility or location located more than fifty (50) miles from your current principal office location.

If a copy of your Social Security Card is not already on file with the Company, please provide the Company with your Social Security Card when you execute and return this letter.  We will make a copy of your card and it will be kept in your employee file for payroll purposes.

Please understand that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to resign at any time, for any reason or for no reason, with or without notice. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States, if you have not already done so. Such documentation must be provided to the Company within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Like all Company employees of your level, you will be required, as a condition of your employment with the Company, to sign the Company’s Nondisclosure, Confidentiality, Assignment and Noncompetition Agreement, a copy of which is attached hereto as Exhibit B (the “Non-Competition and Non-Disclosure Agreement”).

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

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To indicate your acceptance of our offer, please sign and date the attached Acceptance and Acknowledgement. This letter, along with the Company’s Non-Competition and Non-Disclosure Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Chief Executive Officer of the Company and by you.

Sincerely,

TILE SHOP HOLDINGS, INC.

/s/ Robert A. Rucker

Robert A. Rucker

Chief Executive Officer and President

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ACCEPTANCE AND ACKNOWLEDGMENT

I accept the offer of employment from the Company as set forth in the offer letter dated June 24, 2012. I understand and acknowledge that my employment with the Company is for no particular duration and is at-will, meaning that I, or the Company, may terminate the employment relationship at any time, with or without cause and with or without prior notice. Additionally, I acknowledge that the Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees, and that my job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

I understand and agree that the terms and conditions set forth in the offer letter represent the entire agreement between the Company and me superseding all prior negotiations and agreements, whether written or oral. I understand that the terms and conditions described in the offer letter, along with the Company’s Non-Competition and Non-Disclosure Agreement are the terms and conditions of my employment. No one other than the Company’s Chief Executive Officer is authorized to sign any employment or other agreement which modifies the terms of the offer letter and the Company’s Non-Competition and Non-Disclosure Agreement, and any such modification must be in writing and signed by either such individual. I understand that the Company may modify salary and benefits as well as other plans and programs from time to time as its Board of Directors or the Compensation Committee thereof deems necessary or appropriate

I also understand that if the closing of the Company’s contribution and merger transactions with JWC Acquisition Corp. does not occur for any reason, then the offer of employment as set forth in the offer letter dated June 24, 2012, will be null and void, I will not become an employee of the Company, and I will continue as an employee of The Tile Shop, LLC, on the terms and conditions as in effect immediately prior to the execution of such offer letter.

Signature:	/s/ Leigh Behrman

Printed Name:	Leigh Behrman

Date:	June 24, 2012

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EXHIBIT A

WAIVER OF CLAIMS AND GENERAL RELEASE

This Waiver of Claims and General Release (the “Release”) is to confirm that the undersigned’s at-will employment with Tile Shop Holdings, Inc. (the “Company”) is terminated effective as of_______, 201_ (the “Termination Date”). Effective as of the Termination Date, by execution of this Release, the undersigned (“you”) hereby resign from all offices you hold with the Company and any of its subsidiaries.

Please read this Release carefully. To help you understand the Release and your rights as a terminated employee, consult with your attorney.

Consistent with the provisions of that certain Offer Letter Agreement by and between you and the Company dated as of [________], 2012 (the “Offer Letter Agreement”), the Company will provide you with severance pay pursuant to the terms of the Offer Letter Agreement. In consideration for the severance payments and other good and valuable consideration set forth in the Offer Letter Agreement, you hereby agree as follows:

1.          Release. You hereby release and forever discharge the Company and each of its past and present officers, directors, employees, agents, advisors, consultants, successors and assigns from any and all claims and liabilities of any nature by you including, but not limited to, all actions, causes of actions, suits, debts, sums of money, attorneys’ fees, costs, accounts, covenants, controversies, agreements, promises, damages, claims, grievances, arbitrations, and demands whatsoever, known or unknown, at law or in equity, by contract (express or implied), tort, pursuant to statute, or otherwise, that you now have, ever have had or will ever have based on, by reason of, or arising out of, any event, occurrence, action, inaction, transition or thing of any kind or nature occurring prior to or on the effective date of this Release. Without limiting the generality of the above, you specifically release and discharge any and all claims and causes of action arising, directly or indirectly, from your employment at the Company, arising under the Employee Retirement Income Security Act of 1974 (except as to claims pertaining to vested benefits under employee benefit plan(s) of the Company), Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Rehabilitation Act, the Americans With Disabilities Act, or any other law, statute, ordinance, rule, regulation, decision or order pertaining to employment or pertaining to discrimination on the basis of age, alienage, race, color, creed, gender, national origin, religion, physical or mental disability, marital status, citizenship, sexual orientation or non-work activities. Payment of any amounts and the provision of any benefits provided for in this Release do not signify any admission of wrongdoing by the Company or any of its affiliates.

The foregoing shall not restrict you from instituting any proceeding to enforce the Company's obligations to you under this Release or to challenge the validity, or the knowing and voluntary nature, of this Release.

2.          Older Workers Benefit Protection Act. Pursuant to the Older Workers Benefit Protection Act, the Company hereby advises you that you should consult an attorney before signing this Release, that you are entitled to take up to twenty-one (21) days from the date of your receipt of this Release to consider it and that you may have seven (7) days from the date you sign this Release to revoke it. The revocation must be personally delivered to the Company’s Vice President – Human Resources or his/her designee, or mailed to them via certified mail, return receipt requested and postmarked within seven (7) calendar days of your execution of this Release. This Release shall not become effective or enforceable until the revocation period has expired. Nothing herein is intended to, or shall, preclude you from filing a charge with any appropriate federal, state, or local government agency and/or cooperating with said agency in any investigation. You, however, explicitly waive any right to file a personal lawsuit and/or receive monetary damages that the agency may recover against each of the parties released in Paragraph 1 above, without regard as to who brought any said complaint or charge.

3.          Confidentiality of this Release. You agree that you shall keep the terms of this Release strictly confidential and not disclose, directly or indirectly, any information concerning them to any third party, with the exception of your spouse (if you have a spouse), financial or legal advisors, provided that they agree to keep such information confidential as set forth herein and not disclose it to others, and except as may be required by court order or legal process.

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4.          Breach. You agree that all of the payments and benefits provided for in the Offer Letter Agreement are subject to termination, reduction or cancellation in the event of your material breach of this Release.

5.          Enforcement. The parties agree that any legal proceeding brought to enforce the provisions of this Release may be brought only in the courts of the State of Minnesota or the federal courts located in Minnesota and each party hereby consents to the jurisdiction of such courts.

6.          Severability. If any of the terms of this Release shall be held to be invalid and unenforceable and cannot be rewritten or interpreted by the court to be valid, enforceable and to meet the intent of the parties expressed herein, then the remaining terms of this Release are severable and shall not be affected thereby.

7.          Miscellaneous. This Release and the Severance Agreement constitutes the entire agreement between the parties about or relating to your termination of employment with the Company, or the Company's obligations to you with respect to your termination and fully supersedes any and all prior agreements or understandings between the parties.

8.          Representations. You affirm that the only consideration for signing this Release is described in the Severance Agreement as referenced herein and that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this Release, and that you fully understand the meaning and intent of this instrument. You agree that at all times during your employment you were properly compensated for all hours you worked and that you suffered no work related accident, illness or injury. You agree that you will not disparage the Company in any way, nor will you make any public comments or communications which tend to cast the Company, its owners, directors, officers or employees in a negative light.

You acknowledge that you have carefully read this Release, voluntarily agree to all of its terms and conditions, understand its contents and the final and binding effect of this Release, and that you have signed the same as your own free act with the full intent of releasing the Company from all claims you may have against it.

EMPLOYEE	TILE SHOP HOLDINGS, INC.

By:
Name:	Name:
Title:

Date Signed:	Date Signed:

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EXHIBIT B

TILE SHOP HOLDINGS, inc.

NONDISCLOSURE, CONFIDENTIALITY, ASSIGNMENT AND NONCOMPETITION AGREEMENT

THIS NONDISCLOSURE, CONFIDENTIALITY, ASSIGNMENT AND NONCOMPETITION AGREEMENT (this “Agreement”) is made this the [___] day of June, 2012, by and between Tile Shop Holdings, Inc., a Delaware corporation and its subsidiaries (collectively with any predecessors, successors, and assignees, the “Company”), and Leigh Behrman (“I” or “me”), to be effective on the closing date of the Company’s contribution and merger transactions with JWC Acquisition Corp. (the “Effective Date”).

In consideration of my engagement or continued engagement as an officer, employee, director, advisor, partner, independent contractor or consultant of the Company (an “Associate”), and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby agree as follows:

1.          DEFINITIONS.

1.1.          “Affiliate” means any direct or indirect subsidiary of the Company.

1.2.          “Confidential Information” means any and all confidential and/or proprietary knowledge, data or information concerning the business, business relationships and financial affairs of the Company or its Affiliates whether or not in writing and whether or not labeled or identified as confidential or proprietary. By way of illustration, but not limitation, Confidential Information includes: (a) Inventions and (b) research and development activities of the Company or its Affiliates, services and marketing plans, business plans, budgets and unpublished financial statements, licenses, prices and costs, customer and supplier information and information disclosed to the Company or its Affiliates or to me by third parties of a proprietary or confidential nature or under an obligation of confidence. Confidential Information is contained in various media, including without limitation, patent applications, computer programs in object and/or source code, flow charts and other program documentation, manuals, plans, drawings, designs, technical specifications, laboratory notebooks, supplier and customer lists, internal financial data and other documents and records of the Company or its Affiliates.

1.3.          “Inventions” means all ideas, concepts, discoveries, inventions, developments, improvements, formulations, products, processes, know-how, designs, formulas, methods, developmental or experimental work, clinical data, original works of authorship, software programs, software and systems documentation, trade secrets, technical data, or licenses to use (whether or not patentable or registrable under copyright or similar statutes), that are or were made, conceived, devised, invented, developed or reduced to practice or tangible medium by me, either alone or jointly with others (a) during any period that I am an Associate of the Company, whether or not during normal working hours or on the premises of the Company, which relate, directly or indirectly, to the business of the Company or its Affiliates, (b) at the request of or for the benefit of the Company during any period prior to my engagement as an Associate of the Company which relate, directly or indirectly, to the business of the Company or its Affiliates, or (c) which arise out of, or are incidental to, my engagement as an Associate of the Company.

1.4.          “Prior Inventions” means any inventions made, conceived, devised, invented, developed or first reduced to practice by me, under my direction or jointly with others prior to the date of this Agreement and which do not constitute Inventions within the meaning of Section 1.3 above.

1.5.          “Third Party Information” means any confidential or proprietary information received by the Company or its Affiliates from third parties.

2.          CONFIDENTIALITY.

2.1.          Recognition of the Company’s Rights. I understand that the Company continually obtains and develops valuable Confidential Information which may or has become known to me in connection with my engagement as an Associate of the Company. I acknowledge that all Confidential Information is and shall remain the exclusive property of the Company or the third party providing such Confidential Information to myself, the Company, or the Company’s Affiliates.

2.2.          Nondisclosure of Confidential Information. I agree that during the term of my engagement as an Associate of the Company and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon, publish or otherwise make available to any third party (other than personnel of the Company or its Affiliates who need to know such information in connection with their work for the Company), any Confidential Information of the Company, except as such disclosure, use or publication may be required in connection with my work for the Company, or as expressly authorized in writing by an executive officer of the Company. I agree that I shall use such Confidential Information only in the performance of my duties for the Company and in accordance with any Company policies with respect to the protection of Confidential Information. I agree not to use such Confidential Information for my own benefit or for the benefit of any other person or business entity.

2.3.          Third Party Information. In addition, I understand that the Company has received and in the future will receive Third Party Information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my engagement as an Associate of the Company and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Affiliates who need to know such information in connection with the performance of their duties for the Company) or use any Third Party Information, except as such disclosure or use may be required in connection with the performance of my duties for the Company, or as expressly authorized in writing by an executive officer of the Company.

2.4.          Exceptions. My obligations under Sections 2.2 and 2.3 hereof shall not apply to the extent that certain Confidential Information: (a) is or becomes generally known within the Company’s industry through no fault of mine; (b) was known to me at the time it was disclosed as evidenced by my written records at the time of disclosure; (c) is lawfully and in good faith made available to me by a third party who did not derive it from the Company or the Company’s Affiliates and who imposes no obligation of confidence to me, the Company, or the Company’s Affiliates; or (d) is required to be disclosed by a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to the Company.

2.5.          Protection and Return of Confidential Information. I agree to exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information in my possession and not to remove any materials containing Confidential Information from the premises of the Company, except to the extent necessary in the performance of my duties for the Company or unless expressly authorized in writing by an executive officer of the Company. Upon the termination of my engagement as an Associate of the Company, or at any time upon the Company’s request, I shall return immediately to the Company any and all notes, memoranda, specifications, devices, formulas and documents, together with copies thereof, and any other material containing or disclosing any Confidential Information of the Company or Third Party Information then in my possession or under my control.

3.          Assignment of Inventions.

3.1.          Ownership of Inventions. I acknowledge that all Inventions already existing at the date of this Agreement or which arise after the date of this Agreement, belong to and are the absolute property of the Company and will not be used by me for any purpose other than carrying out my duties as an Associate of the Company.

3.2.          Assignment of Inventions; Enforcement of Rights. Subject to Section 3.6, I hereby assign and agree to assign in the future to the Company all of my right, title and interest to any and all Inventions and any and all related patent rights, copyrights and applications and registrations therefor. I also agree to assign all my right, title and interest in and to any particular Inventions to a third party as directed by the Company. During and after my engagement as an Associate of the Company, I shall cooperate with the Company, at the Company’s expense, in obtaining proprietary protection for the Inventions and I shall execute all documents which the Company shall reasonably request in order to perfect the Company’s rights in the Inventions. I hereby appoint the Company my attorney to execute and deliver any such documents on my behalf in the event I should fail or refuse to do so within a reasonable period following the Company’s request. I understand that, to the extent this Agreement shall be construed in accordance with the laws of any country or state which limits the assignability to the Company of certain inventions, this Agreement shall be interpreted not to apply to any such invention which a court rules or the Company agrees is subject to such limitation.

3.3.          Works for Hire. I acknowledge that all original works of authorship made by me (solely or jointly with others) within the scope of my engagement as an Associate of the Company or any prior engagement by the Company, which are protectable by copyright are intended to be “works made for hire”, as that term is defined in Section 101 of the United States Copyright Act of 1976 (the “Act”), and shall be the property of the Company and the Company shall be the sole author within the meaning of the Act. If the copyright to any such copyrightable work shall not be the property of the Company by operation of law, I will, without further consideration, assign to the Company all of my right, title and interest in such copyrightable work and will cooperate with the Company and its designees, at the Company’s expense, to secure, maintain and defend for the Company’s benefit copyrights and any extensions and renewals thereof on any and all such work. I hereby waive all claims to moral rights in any Inventions.

3.4.          Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Inventions made by me during the period of my engagement as an Associate of the Company or any prior engagement by the Company, which records shall be available to and remain the sole property of the Company at all times.

3.5.          Obligation to Keep Company Informed. During the period of my engagement as an Associate of the Company, and for six (6) months after termination of my engagement as an Associate of the Company, I agree to promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of my engagement as an Associate of the Company..

3.6.          Prior Inventions. I further represent that the attached Schedule A contains a complete list of all Prior Inventions. Such Prior Inventions are considered to be my property or the property of third parties and are not assigned to the Company hereunder. If there is no such Schedule A attached hereto, I represent that there are no such Prior Inventions. If I am claiming any Prior Inventions on Schedule A, I agree that, if in the course of my engagement as an Associate of the Company or any prior engagement by the Company, I incorporate any Prior Invention into a Company product, process or machine, the Company shall automatically be granted and shall have a non-exclusive, royalty-free, irrevocable, transferable, perpetual, world-wide license (with rights to sublicense) to make, have made, modify, use and sell such Prior Invention as part of, or in connection with, such product, process or machine. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

4.          Other Agreements.

4.1.          No Conflicting Obligations. I hereby represent to the Company that, except as identified on Schedule B, I am not bound by any agreement or any other previous or existing business relationship which conflicts with or prevents the full performance of my duties and obligations to the Company (including my duties and obligations under this or any other agreement with the Company) during my engagement as an Associate of the Company. I agree I will not enter into, any agreement either written or oral that conflicts with this Agreement.

4.2.          No Improper Use of Information of Prior Employers or Others. I understand that the Company does not desire to acquire from me any trade secrets, know-how or confidential business information I may have acquired from others. Therefore, I agree during my engagement as an Associate of the Company, I will not improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer, or any other person or entity with whom I have an agreement or to whom I owe a duty to keep such information in confidence. Those persons or entities with whom I have such agreements or to whom I owe such a duty are identified on Schedule B.

5.          Non-Competition. I agree that while I am engaged as an Associate of the Company and for a period of one (1) year after termination or cessation of such engagement for any reason, I shall not, without the Company’s prior written consent, directly or indirectly, as a principal, employee, consultant, partner, or stockholder of, or in any other capacity with, any business enterprise (other than in my capacity as a holder of not more than 1% of the combined voting power of the outstanding stock of a publicly held company) (a) engage in direct or indirect competition with the Company or its Affiliates, (b) conduct a business of the type or character engaged in by the Company or its Affiliates at the time of termination or cessation of my engagement as an Associate of the Company, or (c) develop products or services competitive with those of the Company or its Affiliates.

6.          General non-solicitation. I agree that while I am engaged as an Associate of the Company and for a period of one (1) year after termination or cessation of such engagement for any reason, I shall not solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company or its Affiliates which were contacted, solicited or served by me while I was engaged as an Associate of the Company or any Affiliate.

7.          Non-solicitation of Employees And Consultants. I agree that while I am engaged as an Associate of the Company and for a period of one (1) year after termination or cessation of such engagement for any reason, I shall not directly or indirectly hire, recruit, or solicit any employee, independent contractor or consultant of the Company or its Affiliates, or induce or attempt to induce any employee independent contractor or consultant of the Company or its Affiliates to discontinue his or her relationship with the Company or its Affiliates.

8.          Notice of Subsequent Employment OR engagement. I shall, for a period of one (1) year after the termination or cessation of my engagement as an Associate of the Company, notify the Company of any change of address, and of any subsequent employment or engagement (stating the name and address of the employer and the nature of the position) or any other business activity.

9.          General.

9.1.          Effectiveness of This Agreement. The Company and I acknowledge and agree that this Agreement shall only become effective on (and not prior to) the Effective Date, and that if the closing of the Company’s contribution and merger transactions with JWC Acquisition Corp. does not occur for any reason, then this Agreement shall be null and void as if it never existed.

9.2.          Assignment; Successors and Assigns. This Agreement may not be assigned by either party except that the Company may assign this Agreement to any Affiliate or in connection with the merger, consolidation or sale of all or substantially all of its business or assets. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and other legal representatives and, to the extent that any assignment hereof is permitted hereunder, their assignees.

9.3.          Entire Agreement. The obligations pursuant to Sections 2 and 3 of this Agreement shall apply to any time during which I was previously engaged as an Associate of the Company, or am in the future engaged as an Associate of the Company or any Affiliate if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement supersedes all prior agreements, written or oral, with respect to the subject matter of this Agreement.

9.4.          Severability. In the event that any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law. I agree that should I violate any obligation imposed on me in this Agreement, I shall continue to be bound by the obligation until a period equal to the term of such obligation without violation of such obligation.

9.5.          Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any occasion if effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

9.6.          Employment. I understand that this Agreement does not constitute a contract of employment or create an obligation on the part of the Company to continue my employment (if any) with the Company. I understand that my employment (if any) is “at will” and that my obligations under this Agreement shall not be affected by any change in my position, title or function with, or compensation, by the Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

9.7.          Legal and Equitable Remedies. I acknowledge that (a) the business of the Company and its Affiliates is global in scope and its services may be marketed and sold throughout the world; (b) the Company and its Affiliates compete with other businesses that are or could be located in any part of the world; (c) the Company has required that I make the covenants contained in this Agreement as a condition to my engagement as an Associate of the Company; and (d) the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and its Affiliates and are reasonable for such purpose. I agree that any breach of this Agreement by me will cause irreparable damage to the Company and its Affiliates and that in the event of such breach, the Company shall be entitled, in addition to monetary damages and to any other remedies available to the Company under this Agreement and at law, to equitable relief, including injunctive relief, and to payment by myself of all costs incurred by the Company in enforcing of the provisions of this Agreement, including reasonable attorneys’ fees. I agree that should I violate any obligation imposed on me in this Agreement, I shall continue to be bound by the obligation until a period equal to the term of such obligation has expired without violation of such obligation.

9.8.          Governing Law. This Agreement shall be construed as a sealed instrument and shall in all events and for all purposes be governed by, and construed in accordance with, the laws of the State of Delaware without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction. Any action, suit or other legal proceeding which I may commence to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Delaware (or, if appropriate, a federal court located within the State of Delaware), and I hereby consent to the jurisdiction of such court with respect to any action, suit or proceeding commenced in such court by the Company.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written as an instrument under seal.

ASSOCIATE

Leigh Behrman

TILE SHOP HOLDINGS, INC.

By:
Name:	Robert A. Rucker
Title:	Chief Executive Officer and President

Schedule A

Prior Inventions

None.

Schedule B

No Conflicting Obligations

No exceptions.